Exhibit 23.3

J’son & Partners Consulting

11A/2, bld. 1B, Armyansky Pereulok,

101000 Moscow, Russia

Tel.: +7 (495) 625 72 45

Fax: +7 (495) 625 91 77

E-mail: www.json.ru

Acc: 40702810302200001007

OKPO 60384811, OGRN 1097746024276,

INN/KPP 7715745036/770101001

Outfile No 284 dated September 16, 2013

To:       QIWI plc

12-14 Kennedy Ave.

Kennedy Business Centre, 2nd Floor, Office 203

1087 Nicosia, Cyprus

(Attention: Sergey Solonin, Chief Executive Officer)

Dear Sirs,

We hereby consent to (i) the use in the Registration Statement (the “Registration Statement”) to be published in connection with the secondary public offering (the “Offering”) of Class B shares of QIWI plc (the “Company”) in the form of American Depositary Shares (“ADSs”), of our reports prepared at the Company’s request, entitled “Assessment of electronic payments service and top-up Kiosks in Russia, Kazakhstan and Belarus” and “Analysis of basic indicators of the Russian electronic payment system market (non-banking terminals, electronic cash, online shops)”, dated January 9th 2013 and September 13th 2013, respectively (together, the “Reports”), relating to certain agreed aspects of the markets in which the Company operates and its competitive position within those markets, (ii) the use of our name and all references to our name and of the Reports; and (iii) all references to our preparation of the Reports. We further acknowledge and agree that the relevant consent will also be included as an exhibit to the Registration Statement.

We acknowledge that extracts from the Reports will be used in the Registration Statement and any material prepared by the Company in connection with the Offering such as the analyst presentation and the roadshow presentation and may also be used publicly following completion of the Offering; provided that no such extract shall distort or materially alter the meaning of or conclusions reached in the Reports.